Exhibit 10.1

THIRD AMENDMENT TO

FOURTH AMENDED AND RESTATED

MANAGEMENT AGREEMENT

This Third Amendment to Fourth Amended and Restated Management Agreement, dated February 15, 2024 (this “Amendment”), effective as of December 31, 2023, is made by and among ACRES Commercial Realty Corp., a Maryland corporation (the “Company”), ACRES Capital, LLC, a New York limited liability company (together with its permitted assignees, the “Manager”), and ACRES Capital Corp., a Delaware corporation (“ACRES Capital”).

W I T N E S S E T H:

WHEREAS, the Company is a party to that certain Fourth Amended and Restated Management Agreement, dated as of July 31, 2020 by and among the Company, Manager and ACRES Capital, as amended by the First Amendment to Fourth Amended and Restated Management Agreement, dated as of February 16, 2021 and the Second Amendment to the Fourth Amended and Restated Management Agreement, dated as of May 6, 2022 (collectively, the “Agreement”);

WHEREAS, Section 21 of the Agreement provides that the Agreement may only be amended by an agreement in writing signed by the parties to the Agreement;

Now, Therefore, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Agreement.

Section 1.
Amendment to Section 1 of the Agreement

Section 1(g) of the Agreement is hereby amended and restated as following:

“(g) “Book Value Equity” means (a) the sum of (1) the total stockholders’ equity of the Company calculated in accordance with GAAP, less the equity attributable to any outstanding preferred stock (based on the equity value attributable to such preferred stock included in such total stockholders’ equity), at September 30, 2022, plus (2) the total amount of net proceeds (or the value of Common Shares issued upon the conversion of convertible securities, if applicable and without duplication) from any issuance of common stock of the Company after October 1, 2022, after deducting any underwriting discounts and commissions and other expenses and costs relating to such issuance, and plus (3) cumulative Core Earnings from and after October 1, 2022 to the end of the most recently completed calendar quarter, (b) less (1) any distributions to the Company’s stockholders after October 1, 2022, (2) any amount that the Company has paid to repurchase the Company’s Common Stock after October 1, 2022, and (3) any Incentive Compensation paid after October 1, 2022. With respect to that portion that is used in any calculation of Incentive Compensation or the Base Management Fee commencing with the fiscal quarter ending December 31, 2022, all items in the foregoing sentence (other than clause (a)(3)) shall be calculated on a daily weighted average basis. For the avoidance of doubt, Book Value Equity shall include any restricted shares of Common Stock or common equity of Subsidiaries and any other shares of Common Stock or common equity of Subsidiaries underlying awards granted under one or more of the Company’s or its subsidiary’s equity incentive plans. The amount of net proceeds received shall be subject to the determination of the Board to the extent such proceeds are other than cash.”

Section 2.
Amendment to Section 8 of the Agreement

Section 8(e) of the Agreement is hereby amended and restated as following:

“(e) The Manager shall compute the amount of each installment of the Incentive Compensation within thirty (30) days after the end of each fiscal quarter with respect to which such installment is payable, with the exception of the fourth quarter which shall be computed within forty-five (45) days after the end of the fourth fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment amount shall thereafter, subject to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and payment of such Incentive Compensation, or such other amount as may be determined pursuant to the last sentence of this Section 8(e), shall be due and payable no later than the date which is five (5) business days after the date of delivery to the Board of Directors of such computations. The amount of Incentive Compensation may be increased or decreased, if the Manager agrees and if a majority of the Independent Directors determines in the exercise of reasonable discretion that the amount so calculated is not equitable based upon facts and circumstances that may include, without limitation, dividend payments, market conditions, managerial performance or other factors not reflected in Core Earnings.”

Section 3.
Execution in Counterparts

This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

ACRES COMMERCIAL REALTY CORP.

By: /s/ Mark Fogel
Name: Mark Fogel
Title: President and Chief Executive Officer

ACRES CAPITAL, LLC

By: /s/ Mark Fogel
Name: Mark Fogel
Title: President and Chief Executive Officer

ACRES CAPITAL CORP.

By: /s/ Mark Fogel
Name: Mark Fogel
Title: President and Chief Executive Officer